Exhibit 4.2
TERMINATION OF
FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     THIS TERMINATION OF FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this ‘Termination”) is entered into as of March 16, 2009 by and among Cardiovascular Systems, Inc. (formerly known as Replidyne, Inc.), a Delaware corporation (the “Corporation”), and the stockholders of the Corporation signatory hereto (hereinafter referred to as the “Stockholders”).
WITNESSETH:
     WHEREAS, the Corporation and the Stockholders are parties to that certain Fourth Amended and Restated Stockholders Agreement, dated August 17, 2005, by and among the Corporation, those original stockholders of the Corporation listed on Schedule I thereto, those stockholders of the Corporation listed on Schedule 2 thereto, those certain stockholders of the Corporation that from time-to-time became party to the agreement, and the holders of certain warrants listed on Schedule 3 thereto (as amended through the date hereof, the “Stockholders Agreement”);
     WHEREAS, most of the rights of the stockholders of the Corporation party to the Stockholders Agreement, other than registration rights, expired and terminated in connection with the initial public offering of the Corporation;
     WHEREAS, the Corporation, the Stockholders and other stockholders of the Corporation are entering into a new Registration Rights Agreement as of the date hereof to replace the registration rights of the Stockholders under the Stockholders Agreement and wish to terminate the Stockholders Agreement in connection therewith;
     WHEREAS, Article 13 of the Stockholders Agreement provides that the Stockholders Agreement may be modified or amended pursuant to the written consent of the Corporation and the holders of a majority of the combined voting power of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Corporation then outstanding, voting together as a single class, held by the Investors (as defined in the Stockholders Agreement); and
     WHEREAS, there are no longer any shares of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock of the Corporation outstanding, but the Stockholders executing this Termination hold a majority of the Corporation’s common stock that was issued upon the conversion of a majority of the combined voting power of the previously outstanding Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:
     1. The Stockholders Agreement is hereby terminated in its entirety. The Corporation is released of all further liability and obligations under the Stockholders Agreement.

     2. This Termination contains the entire understanding of the parties as to the termination of the Stockholders Agreement. No supplement, modification or amendment of this Termination shall be binding unless in writing and executed by the Corporation and the Stockholders.
     3. This Termination shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.
     4. This Termination may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Termination as of the day and year first above written.

CARDIOVASULAR SYSTEMS, INC.			JUGGERNAUT FUND, L.P.

/s/ David L. Martin			By:	Duquesne Capital Management, L.L.C.,

By:	David L. Martin			its Investment Manager
Its:	Chief Executive Officer
			By:	/s/ Joseph W. Haleski

				Name:	Joseph W. Haleski
				Title:	Vice President

HEALTHCARE VENTURES VI, L.P.			WINDMILL MASTER FUND, L.P.

By:	HealthCare Partners VI, L.P., its General Partner		By:	Duquesne Capital Management, L.L.C., its Investment Manager

By:	/s/ Jeffrey Steinberg		By:	/s/ Joseph W. Haleski

	Name:	Jeffrey Steinberg		Name:	Joseph W. Haleski
	Title:	Administrative Partner		Title:	Vice President

HEALTHCARE VENTURES VIII, L.P.			MORGENTHALER PARTNERS, VII, L.P.

By:	HealthCare Partners VIII, L.P., its General Partner		By:	Morgenthaler Management Partners, VII, L.L.C., its Managing Partner
By:	HealthCare Partners VIII, LLC,
	its General Partner		By:	/s/ Theodore A. Laufik

				Name:	Theodore A. Laufik
By:	/s/ Jeffrey Steinberg			Title:	Chief Financial Officer and

	Name:	Jeffrey Steinberg			Managing Member
	Title:	Administrative Officer

IRON CITY FUND, LTD.			PERSEUS-SOROS BIOPHARMACEUTICAL FUND, LP

By:	Duquesne Capital Management, L.L.C.,		By:	/s/ Jay A. Schoenfarber

	its Investment Manager			Name:	Jay A. Schoenfarber
				Title:	Attorney-in-Fact
By:	/s/ Joseph W. Haleski

	Name:	Joseph W. Haleski
	Title:	Vice President

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Termination as of the day and year first above written.

SEQUEL LIMITED PARTNERSHIP III			SMITHKLINE BEECHAM PLC

By:	Sequel Venture Partners III, L.L.C.,
	its General Partner	By:	/s/ V.A. Whyte
Name: V.A. Whyte
By:	/s/ Daniel J. Mitchell		Title: Assistant Secretary
Name: Daniel J. Mitchell
Title:
/s/ Edward Brown
Edward Brown
SEQUEL ENTREPRENEURS’ FUND III, L.P.
/s/ Henry Wendt
By:	Sequel Venture Partners III, L.L.C.,		Henry Wendt
its General Partner

By:	/s/ Daniel J. Mitchell		/s/ Todd Van Horn
	Name: Daniel J. Mitchell		Todd Van Horn
Title:
/s/ Lee Lutz
TPG BIOTECHNOLOGY PARTNERS, L.P.			Lee Lutz

By:	TPG Biotechnology Genpar, L.P.
By:	TPG Biotech Advisors, LLC

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

TPG VENTURES, L.P.

By:	TPG Ventures Genpar, L.P.
By:	TPG Ventures Advisors, LLC

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

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